Exhibit 10.2

TRIPADVISOR, INC. OPTION AGREEMENT

(International)

THIS OPTION AGREEMENT (this “Agreement”), dated as of the Grant Date specified on the Grant Details referenced below (the “Grant Date”), between TripAdvisor, Inc., a Delaware corporation (the “Company”), and the employee, director or consultant of the Company or one of its Affiliates or Subsidiaries designated on the Grant Details (as defined below) (the “Eligible Individual”), describes the terms of an award of an Option to the Eligible Individual by the Company.

All capitalized terms used herein, to the extent not defined, shall have the meanings set forth in the Company’s Amended and Restated 2011 Stock and Annual Incentive Plan or the Company’s 2018 Stock and Annual Incentive Plan, as appropriate (as either may be amended from time to time, the “Plan”).

1.	Award of Option

(a)Subject to the terms and conditions of this Agreement, the Plan and the Grant Details, the Company hereby grants the Option to the Eligible Individual. Reference is made to the “Grant Details” that can be found on the equity plan website of the current professional selected by the Company to administer the Plan (the “Plan Administrator”), currently located at www.netbenefits.fidelity.com (or any successor equity administration system selected by the Company to manage the Plan from time to time). The Grant Details, which set forth the number of Shares underlying the Option, the grant price which is the per Share exercise price of the Option, the Grant Date of the Option, and the vesting schedule of the Option (among other information), are hereby incorporated by reference into, and shall be read as part and parcel of, this Agreement.

(b)The Option shall be a Nonqualified Option.  Unless earlier terminated pursuant to the terms of this Agreement or the Plan, the Option shall expire on the ten-year anniversary of the Grant Date.

2.	Vesting

(a)Subject to (i) the terms and conditions of this Agreement, the Grant Details and the Plan, and (ii) the Eligible Individual’s continuous employment with the Company or one of its Subsidiaries or Affiliates, the Option shall vest and become exercisable on each of the vesting dates detailed in the Grant Details (such period between the date of issuance and each vesting date shall be referred to as the “Vesting Period”).

(b)In the event a Termination of Employment of the Eligible Individual occurs during the Vesting Period for any reason (whether or not in breach of local labor laws), the Eligible Individual’s right to receive the Award and any vesting in the Option under the Plan, if any, will terminate effective as of the date of the Termination of Employment and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); furthermore, in the event of a Termination of Employment (whether or not in breach of local labor laws), the Eligible Individual’s right to vest in the Award after such Termination of Employment, if any, will be measured to the date of the Termination of Employment and will not be extended by any notice period mandated under local law.

3.	Manner of Exercise

(a)This Option is exercisable by delivery of an exercise notice which shall state the election to exercise the Option, the number of Shares in respect of which the Option is being exercised and such other representations and agreements as may be required by the Company or the Plan Administrator (the “Exercise Notice”).   The Exercise Notice shall be in the form and delivered in the manner prescribed by the Plan Administrator.

(b)The Exercise Notice shall be accompanied by payment of the aggregate exercise price as to all Shares in respect of which the Option is being exercised.  Payment of the aggregate exercise price may be by any of the following, or a combination thereof:  (i) cash, (ii) check, (iii) a “broker-assisted” or “same-day sale”; or (iv) another method authorized by the Company and/or the Plan Administrator.

(c)No Shares shall be issued pursuant to the exercise of the Option unless such issuance and exercise complies with all relevant provisions of law and the requirements of any stock exchange or quotation service upon which the Shares are then listed.

4.	Termination of Employment

(a)Notwithstanding the provisions of Sections 2 and 3 above, in the event the Eligible Individual incurs a Termination of Employment by the Company for Cause, or the Eligible Individual voluntarily incurs a Termination of Employment within two years after any event or circumstance that would have been grounds for a Termination of Employment for Cause, the Eligible Individual’s Options (whether or not vested) shall be forfeited and cancelled in their entirety upon such Termination of Employment without any consideration being paid therefor and otherwise without any further action of the Company whatsoever.  In such event, the Company may cause the Eligible Individual, immediately upon notice from the Company, to either (i) return the Shares issued upon exercise of such Option that vested during the two-year period after the events or circumstances giving rise to or constituting grounds for such Termination of Employment for Cause or (ii) pay to the Company an amount equal to the aggregate amount, if any, that the Eligible Individual had previously realized in respect of any and all Shares issued upon exercise of such Option that vested during the two-year period after the events or circumstances giving rise to or constituting grounds for such Termination of Employment for Cause (i.e., the value of the Shares upon exercise of the Option), in each case including any dividend equivalents or other distributions received in respect of any such Option.

(b)Notwithstanding anything herein to the contrary, the Eligible Individual and Company acknowledge and agree that in the event of any conflict or inconsistency between the terms of any employment arrangement and the Plan, whichever term is more beneficial to the Eligible Individual between the Plan and the employment arrangement shall prevail.   In no event shall the Eligible Individual be entitled to the same type of benefits under both the Plan and any employment arrangement for the same event or qualifying termination.

(c)For purposes of this Agreement, employment with the Company shall include employment with the Company’s Subsidiaries or Affiliates.  The Committee shall have the exclusive discretion to determine whether there has been any interruption or Termination of Employment, whether there existed Cause or whether there occurred a Change in Control.

5.	Non-Transferability of the Option

During the Vesting Period and until such time as the Option is ultimately exercised as provided herein or on the website of the Plan Administrator, the Option shall not be transferable by the Eligible Individual by means of sale, assignment, exchange, encumbrance, pledge, hedge or otherwise.

6.	Rights as a Stockholder

Except as otherwise specifically provided in this Agreement, until such time as the Option is exercised, the Eligible Individual shall not be entitled to any rights of a stockholder with respect to the Option.

7.	Adjustment in the Event of Change in Stock; Change in Control

(a)In the event of (i) a stock dividend, stock split, reverse stock split, share combination or recapitalization or similar event affecting the capital structure of the Company (each, a “Share Change”), or (ii) a merger, consolidation, acquisition of property or shares, separation, spinoff, reorganization, stock rights offering, liquidation, Disaffiliation, payment of cash dividends other than an ordinary dividend or similar event affecting the Company or any of its Subsidiaries (each, a “Corporate Transaction”), the Committee or the Board may in its discretion make such substitutions or adjustments as it deems appropriate and equitable to the number and kind of shares of Common Stock underlying the Option.

(b)In the case of Corporate Transactions, such adjustments may include, without limitation (i) the cancellation of the Option in exchange for payments of cash, property or a combination thereof having an aggregate value equal to the value of such Option, as determined by the Committee or the Board in its sole discretion, (ii) the substitution of other property (including, without limitation, cash or other securities of the Company and securities of entities other than the Company) for the shares of Common Stock underlying the Option and (iii) in connection with any Disaffiliation, arranging for the assumption of the Option, or the replacement of the Option with new Awards based on other property or other securities (including, without limitation, other securities of the Company and securities of entities other than the Company), by the affected Subsidiary or Affiliate or by the entity that controls such Subsidiary or Affiliate following such Disaffiliation (as well as any corresponding adjustments to any Option that remains based upon securities of the Company).

(c)The determination of the Committee regarding any such adjustment will be final and conclusive and need not be the same for all Participants.

8.	Taxes, Fees and Withholding

(a)The Company agrees to pay any and all original issue taxes and stock transfer taxes that may be imposed on the issuance of shares received by an Eligible Individual in connection with the Option, together with any and all other fees and expenses necessarily incurred by the Company in connection therewith.

(b)Regardless of any action taken by the Company, its Affiliate or Subsidiary with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), the Eligible Individual acknowledges that the ultimate liability for all Tax-Related Items legally due by him or her is and remains the Eligible Individual’s responsibility and that the Company and/or its Affiliate or Subsidiary (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including the exercise of the Option and issuance of the Shares in connection therewith, the receipt of cash or any dividends or dividend equivalents; and (2) do not commit to structure the terms of the Award or any aspect of the Option to reduce or eliminate the Eligible Individual’s liability for Tax-Related Items.

(c)In the event that the Company, Subsidiary or Affiliate is required to withhold any Tax-Related Items as a result of the award, vesting or exercise of the Option, or the receipt of cash or any dividends or dividend equivalents, the Eligible Individual shall pay or make adequate arrangements satisfactory to the Company, Subsidiary or Affiliate to satisfy all withholding and payment on account of obligations of the Company, Subsidiary and/or Affiliate. The obligations of the Company under this Agreement shall be conditioned on compliance by the Eligible Individual with this Section 8.  In this regard, the Eligible Individual authorizes the Company and/or its Subsidiary or Affiliate to withhold all applicable Tax-Related Items legally payable by the Eligible Individual from his or her wages or other cash compensation paid to the Eligible Individual by the Company and/or its Subsidiary or Affiliate.  The Company may, in its sole discretion and pursuant to such provisions as it may specify from time to time, withhold in Shares the amount of Shares necessary to satisfy the minimum withholding amount or arrange for the sale of such number of Shares as is necessary to pay any Tax-Related Items.  In connection herewith, the Eligible Individual (i) authorizes, empowers and directs the Company and the Plan Administrator (or such brokerage firm as is contracted to manage the Company’s employee equity award program, the “Broker”) to sell, at the market price and on the Exercise Date or as soon thereafter as is practicable, the number of Shares sufficient to pay the Tax-Related Items, and (ii) agrees to indemnify and hold harmless the Broker and the Company from and against all losses, liabilities, damages, claims and expenses, including reasonable attorneys’ fees and court costs, arising out of carrying out such actions.  Finally, the Eligible Individual will pay to the Company any amount of Tax-Related Items that the Company may be required to withhold as a result of the Eligible Individual’s participation in the Plan or the Award that cannot be satisfied by the means previously described.  The Company may refuse to deliver the Shares issuable upon exercise of the Award if the Eligible Individual fails to comply with his or her obligations in connection with the Tax-Related Items as described in this Section.

(d)In particular, the Eligible Individual understands and acknowledges that all income to which the Eligible Individual is entitled under this Agreement is pre-tax and the Company or its Subsidiaries or Affiliates has the right to withhold and pay on behalf of the Eligible Individual any individual income tax in connection with such income in accordance with applicable law.  In the event the Company or its Subsidiaries or Affiliates is not required under applicable law to serve as the withholding agent to withhold and pay on behalf of the Eligible Individual such individual income tax, the Eligible Individual shall have sole responsibility to make such payment, in which case the Eligible Individual shall provide, as requested by the Company or its Subsidiaries or Affiliates from time to time, relevant tax receipts to certify full and prompt payment.  The Eligible Individual agrees to indemnify the Company and/or its Subsidiaries or Affiliates for any liability which may arise as a result of his or her failure to pay any and all taxes associated with any income derived pursuant to the Award.

9.	Other Restrictions

(a)The Option shall be subject to the requirement that, if at any time the Committee shall determine that (i) the listing, registration or qualification of the shares of Common Stock subject or related thereto upon any securities exchange or under any state or federal law, or (ii) the consent or approval of any government regulatory body is required, then in any such event, the Award shall not be effective unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

(b)The Eligible Individual acknowledges that the Eligible Individual is subject to the Company’s  policies regarding compliance with securities laws, including but not limited to its Insider Trading Policy (as in effect from time to time and any successor policies), and, pursuant to these policies, if the Eligible Individual is on the Company’s insider list, the Eligible Individual shall be required to obtain pre-clearance from the Company’s General Counsel prior to purchasing or selling any of the Company’s securities (including in connection with the “cashless” exercise of an Option), and may be prohibited from selling such shares other than during an open trading window.  The Eligible Individual further acknowledges that, in its discretion, the Company may prohibit the Eligible Individual from selling such shares even during an open trading window if the Company has concerns over the potential for insider trading.

10.	Nature of Award

In accepting the Award, the Eligible Individual acknowledges that:

(a)the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan and this Agreement;

(b)the Award is voluntary and occasional and does not create any contractual or other right to receive future Awards, or benefits in lieu of Awards, even if Awards have been made repeatedly in the past;

(c)all decisions with respect to future Awards, if any, will be at the sole discretion of the Company;

(d)the Eligible Individual’s participation in the Plan will not create a right to further employment with the Company, its Subsidiary or Affiliate and shall not interfere with the ability of the Company to terminate the Eligible Individual’s employment relationship at any time with or without Cause;

(e)the Eligible Individual is voluntarily participating in the Plan;

(f)the Award is an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company, Subsidiary,  or Affiliate, and such Award is outside the scope of the Eligible Individual’s employment contract, if any;

(g)the Award is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company, Subsidiary or Affiliate;

(h)in the event that the Eligible Individual is not an employee of the Company, a Subsidiary or an Affiliate, the Award will not be interpreted to form an employment contract or relationship with the Company, a Subsidiary or Affiliate; and

(i)in consideration of the Award, no claim or entitlement to compensation or damages shall arise from termination of the Award or diminution in value of the Award resulting from Termination of the Eligible Individual’s Employment by the Company, Subsidiary or Affiliate (for any reason whatsoever and whether or not in breach of local labor laws) and the Eligible Individual irrevocably releases the Company, Subsidiary or Affiliate from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing this Agreement, the Eligible Individual will be deemed irrevocably to have waived his or her entitlement to pursue such claim.

11.	No Advice Regarding Grant

The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Eligible Individual’s participation in the Plan, or his or her acquisition or sale of the underlying Shares.  The Eligible Individual is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding the Eligible Individual’s participation in the Plan, receipt of the Award and/or disposition of the Award before taking any action related to the Plan or the Award.

12.	Notices

Any notices, communications or changes to this Agreement shall be communicated (either directly by the Company or indirectly through any of its Subsidiaries, Affiliates or the Plan Administrator) to the Eligible Individual electronically via email (or otherwise in writing) promptly after such change becomes effective.

13.	Effect of Agreement; Severability

Except as otherwise provided hereunder, this Agreement shall be binding upon and shall inure to the benefit of any successor or successors of the Company.  The invalidity or enforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

14.	Laws Applicable to Construction; Consent to Jurisdiction

(a)The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Delaware without reference to principles of conflict of laws, as applied to contracts executed in and performed wholly within the State of Delaware.  In addition to the terms and conditions set forth in this Agreement, the Option is subject to the terms and conditions of the Plan, which are hereby incorporated by reference.

(b)Any and all disputes arising under or out of this Agreement, including without limitation any issues involving the enforcement or interpretation of any of the provisions of this Agreement, shall be resolved by the commencement of an appropriate action in the state or federal courts located within the State of Delaware, which shall be the exclusive jurisdiction for the resolution of any such disputes.  The Eligible Individual hereby agrees and consents to the personal jurisdiction of said courts over the Eligible Individual for purposes of the resolution of any and all such disputes.

15.	Conflicts; Interpretation and Correction of Errors

(a)In the event of any (i) conflict between the Grant Details, this Agreement, any information posted on the system of the Plan Administrator and/or the books and records of the Company, or (ii) ambiguity in the Grant Details, this Agreement, any information posted on the system of the Plan Administrator and/or the books and records of the Company, the Plan shall control.

(b)The Committee shall have the power to interpret the Plan, this Agreement, the Grant Details, any information posted on the system of the Plan Administrator and/or the books and records of the Company, and to adopt such rules for the administration, interpretation and application of the Plan and the Award as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Option has vested).  All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon the Participant, the Company and all other interested parties.  The Committee shall not be personally responsible for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement.  The Committee shall, in their absolute discretion, determine when any conditions have been fulfilled.

(c)In the event that, due to administrative error, this Agreement does not accurately reflect an Award properly granted to the Eligible Individual pursuant to the Plan, the Company, acting through the executive compensation and benefits team, reserves the right to cancel any erroneous document and, if appropriate, to replace the cancelled document with a corrected document.

16.	Data Privacy

(a)The Eligible Individual understands that the Company, Subsidiary, Affiliate and/or Plan Administrator may hold certain personal information about him or her, including, but not limited to, the Eligible Individual’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Eligible Individual’s favor, for the purpose of implementing, administering and managing the Plan (“Data”).   The Eligible Individual hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of his or her Data as described in this document by and among, as applicable, the Company and its Subsidiaries  or Affiliates for the exclusive purpose of implementing, administering and managing the Eligible Individual’s participation in the Plan.

(b)The Eligible Individual understands that Data will be transferred to the Plan Administrator, or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan.  The Eligible Individual understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country may have different data privacy laws and protections than the Eligible Individual’s country.  The Eligible Individual authorizes the Company, its Subsidiary or Affiliate, the Plan Administrator and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing the Eligible Individual’s participation in the Plan.

(c)The Eligible Individual understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Eligible Individual’s local human resources representative.  The Individual understands, however, that refusing or withdrawing his or her consent may affect the Eligible Individual’s ability to participate in the Plan.  For more information on the consequences of the Eligible Individual’s refusal to consent or withdrawal of consent, the Eligible Individual understands that he or she may contact his or her local human resources representative.

17.	Amendment

The Company may modify, amend or waive the terms of the Award, prospectively or retroactively, but no such modification, amendment or waiver shall impair the rights of the Eligible Individual without his or her consent, except as required by applicable law, NASDAQ or stock exchange rules, tax rules or accounting rules.  The waiver by either party of compliance with any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

18.	Choice of Language

The Eligible Individual has received this Agreement and any other related communications and consents to having received these documents solely in English.  If, however, the Eligible Individual receives this or any other document related to the Plan translated into a language other than English and if the translated version is different than the English version in any way, the English version will control.

19.	Electronic Delivery

The Company may, in its sole discretion, decide to deliver any documents related to the Award and participation in the Plan or future Awards that may be awarded under the Plan by electronic means or to request the Eligible Individual’s consent to participate in the Plan by electronic means.  The Eligible Individual hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

By electronically accepting this Agreement and participating in the Plan, the Eligible Individual agrees to be bound by the terms and conditions of the Plan and this Agreement, including the Grant Details.  If Eligible Individual has not electronically accepted this Agreement on the Plan Administrator’s website within six months of the Grant Date, then this Award shall automatically by deemed accepted and Eligible Individual shall be bound by the terms and conditions in the Plan, this Agreement, including the Grant Details.

20.	Currency Exchange Risk

The Eligible Individual agrees and acknowledges that that Eligible Individual shall bear any and all risks associated with the exchange or fluctuation of currency associated with the Award, including without limitation the settlement of the Award and/or sale of the Shares (the “Currency Exchange Risk”).  Eligible Individual waives and releases the Company, its Subsidiaries and Affiliates and the Plan Administrator from any potential claims arising out of the Currency Exchange Risk.    Eligible Individual acknowledges and agrees that Eligible Individual shall with any and all exchange control requirements applicable to the Award and the sale of the Shares and any resulting funds including, without limitation, reporting or repatriation requirements.

21.	Appendix

Notwithstanding any provisions in this Agreement to the contrary, the Option shall be subject to any special terms and conditions set forth in the Appendix to the Agreement for Eligible Individual’s country.  Moreover, if Eligible Individual relocates to one of the countries included in the Appendix, the special terms and conditions for such country will apply to Eligible Individual to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate the Eligible Individual’s relocation).  The Appendix constitutes a party of this Agreement and is incorporated by reference as fully as though set forth herein.

22.	No Public Offer

The Award of the Option is not intended to be a public offering of securities in the Eligible Individual’s country.  The Company has not submitted any registration statement, prospectus or other filings with the local securities authorities (unless otherwise required under local law), and the grant of the Option is not subject to the supervision of the local securities authorities.

23.	Imposition of Other Requirements

The Company reserves the right to impose other requirements on the Eligible Individual’s participation in the Plan, on the Award of the Option and on any shares of Common Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable to comply with local law or facilitate the administration of the Plan, and to require the Eligible Individual to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

APPENDIX

ADDITIONAL TERMS AND CONDITIONS OF THE TRIPADVISOR, INC.

OPTION AGREEMENT

(INTERNATIONAL)

Terms and Conditions

This Appendix includes special terms and conditions applicable to Eligible Individuals residing in one of the countries listed below.  These terms and conditions are in addition to or, if so indicated, in place of, the terms and conditions set forth in the Agreement.  Unless otherwise provided below, capitalized terms used but not defined herein shall have the meaning assigned to them in the Plan and/or the Agreement.

Notifications

This Appendix also includes country-specific information of which the Eligible Individual should be aware with respect to his or her participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of March 2018. Such laws are often complex and change frequently. As a result, the Company strongly recommends that Eligible Individual does not rely on the information noted herein as the only source of information relating to the consequences of the Eligible Individual’s participation in the Plan because the information may be out of date at the time that the Eligible Individual vests in Share awards or sells Shares acquired under the Plan.

In addition, the information is general in nature and may not apply to the Eligible Individual’s particular situation, and the Company is not in a position to assure the Eligible Individual of any particular result. Accordingly, the Eligible Individual is advised to seek appropriate professional advice as to how the relevant laws in his or her country may apply to his or her situation. Finally, please note that if the Eligible Individual is a citizen or resident of a country other than the country in which he or she is currently working, or transfers employment after grant, the information contained in this Appendix may not be applicable to the Eligible Individual.

Brazil

Terms and Conditions

Nature of Grant. In accepting the grant of the Option, Eligible Individual agrees that he or she is making an investment decision, the Shares will be issued to Eligible Individual only if the vesting conditions are met, the Option is exercised and any necessary services are rendered by Eligible Individual over the vesting period, and the value of the underlying Shares is not fixed and may increase or decrease in value over the vesting period without compensation to Eligible Individual.

Compliance with the Law.  In accepting the grant of the Option, the Eligible Individual acknowledges his or her agreement to comply with applicable Brazilian laws and to pay any and all applicable tax associated with the Option, the sale of the Shares acquired under the Plan and the receipt of any cash dividends paid on such Shares.

Labor Law Acknowledgment. The Eligible Individual agrees, for all legal purposes, (i) the benefits provided under the Agreement and the Plan are the result of commercial transactions unrelated to the Eligible Individual’s employment; (ii) the Agreement and the Plan are not a part of the terms and conditions of the Employee’s employment; and (iii) the income from the Option, if any, is not part of the Employee’s remuneration from employment.

Notifications

Exchange Control Information. If Eligible Individual is a resident or domiciled in Brazil, he or she will be required to submit an annual declaration of assets and rights held outside of Brazil to the Central Bank of Brazil if the aggregate value of such assets and rights is equal to or greater than US$100,000. Assets and rights that must be reported include Shares.

Canada

Settlement of Stock Awards. Notwithstanding any discretion or anything to the contrary in the Plan, the grant of the Awards does not provide any right for Eligible Individual to receive a cash payment and the Awards will be settled in Shares only.

Taxes, Fees and Withholding. This provision supplements Section 8 of the Agreement.  Any share withholding by the Company is subject to the consent of the Eligible Individual at the time of option exercise.

Authorization to Release and Transfer Necessary Personal Information. This provision supplements Section 21 of the Agreement:

Eligible Individual hereby authorizes the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. Eligible Individual further authorizes the Company and its Affiliates and the Committee, which administers the Plan, to disclose and discuss the Plan with their advisors. Eligible Individual further authorizes the Company and any Affiliate to record such information and to keep such information in Eligible Individual’s employee file.

Germany

Notifications

Exchange Control Information. Cross-border payments in excess of €12,500 must be reported monthly to the German Federal Bank (Bundesbank). In case of payments in connection with the sale of Shares acquired under the Plan or the receipt of any cash dividends, the report must be filed electronically by the 5th day of the month following the month in which the payment was received. The form of report (“Allgemeine Meldeportal Statistik”) can be accessed via the Bundesbank’s website (www.bundesbank.de) and is available in both German and English.

Hong Kong

Securities Law Notice. The Award and Shares issued upon exercise (if any) do not constitute a public offering of securities under Hong Kong law and are available only to Eligible Individuals of the Company, its Affiliates and Subsidiaries. The Agreement, including this Appendix, the Plan and other incidental communication materials have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong. Nor have the documents been reviewed by any regulatory authority in Hong Kong. The Award is intended only for the personal use of each Eligible Individual of the Company, its Affiliates or its Subsidiaries and may not be distributed to any other person. If Eligible Individual is in any doubt about any of the contents of the Agreement, including this Appendix, or the Plan, Eligible Individual should obtain independent professional advice.

Vesting of Awards and Sale of Shares. In the event the Eligible Individual’s Awards vest and Shares are issued to the Eligible Individual within six months of the date of grant, the Eligible Individual agrees that he or she will not dispose of any of such Shares prior to the six-month anniversary of the date of grant.

Nature of the Plan.  The Company specifically intends that the Plan will not be tread as an occupational retirement scheme for purposes of the Occupational Retirement Scheme Ordinance (“ORSO”).  To the extent that any court, tribunal or legal/regulatory body in Hong Kong determines that the Plan constitutes an occupational retirement scheme for the purpose of ORSO, the grant of RSUs shall be null and void.

India

Tax Information. The amount subject to tax at vesting may be dependent upon a valuation of Shares from a Merchant Banker in India. The Company has no responsibility or obligation to obtain the most favorable valuation possible nor obtain valuations more frequently than required under Indian tax law.

Exchange Control Obligations. Eligible Individual understands that he or she must repatriate any proceeds from the sale of Shares acquired under the Plan and any dividends received in relation to the Shares to India in accordance with local foreign exchange rules and regulations. Neither the Company nor any of its Subsidiaries shall be liable for any fines or penalties resulting from the Employee’s failure to comply with applicable laws.

Ireland

Director Notification Obligation. Directors, shadow directors and secretaries of the Company’s Irish Affiliates are subject to certain notification requirements under the Irish Companies Act. Directors, shadow directors and secretaries must notify the Irish Affiliates in writing of their interest in the Company (e.g., Option, RSUs, Shares, etc.) and the number and class of shares or rights to which the interest relates within five days of the acquisition or disposal of shares or within five days of becoming aware of the event giving rise to the notification. This disclosure requirement also applies to any rights or shares acquired by the director’s spouse or children (under the age of 18).

Italy

Terms and Conditions

Data Privacy.  This provision replaces in its entirety the “Data Privacy” section of the Award Agreement:

Data Privacy. The Eligible Individual understands that the Employer and/or the Company may hold certain personal information about the Eligible Individual, including, but not limited to, Awardee’s name, home address and telephone number, date of birth, social security number (or any other social or national identification number), salary, nationality, job title, number of Shares held and the details of any Option or any other entitlement to Stock awarded, cancelled, exercised, vested, unvested or outstanding (the “Data”) for the purpose of implementing, administering and managing the Eligible Individual’s participation in the Plan. The Eligible Individual is aware that providing the Company with the Eligible Individual’s Data is necessary for the performance of the Award Agreement and that the Eligible Individual’s refusal to provide such Data would make it impossible for the Company to perform its contractual obligations and may affect the Eligible Individual’s ability to participate in the Plan.

The Controller of personal Data processing is TripAdvisor, Inc., 400 1st Avenue, Needham, MA 02494, U.S.A., and, pursuant to D.lgs 196/2003, its representative in Italy is TripAdvisor Italy, S.r.l., with its registered offices at Corso Garibaldi, n 86 6th Floor, 20121 Milan MI Italy.  The Eligible Individual understands that Data may be transferred to the Company or its Affiliates, or to any third parties assisting with the implementation, administration and management of the Plan, including any transfer required to Fidelity Stock Plan Services, LLC or such other stock plan service provider as may be selected by the Company, or any other third party with whom cash from the sale of Shares acquired under the Plan may be deposited. Furthermore, the recipients that may receive, possess, use, retain and transfer such Data for the above mentioned purposes may be located in Italy or elsewhere, including outside of the European Union, and the recipients’ country (e.g., the United States) may have different data privacy laws and protections from Awardee’s country. The processing activity, including the transfer of the Eligible Individual’s Data abroad, outside of the European Union, as herein specified and pursuant to applicable laws and regulations, does not require the Eligible Individual’s consent thereto as the processing is necessary for the performance of contractual obligations related to the implementation, administration and management of the Plan. the Eligible Individual understands that Data processing relating to the purposes above specified shall take place under automated or non-automated conditions, anonymously when possible, that comply with the purposes for which Data is collected and with confidentiality and security provisions as set forth by applicable laws and regulations, with specific reference to D.lgs. 196/2003.

The Eligible Individual understands that Data will be held only as long as is required by law or as necessary to implement, administer and manage the Eligible Individual’s participation in the Plan. The Eligible Individual understands that pursuant to art.7 of D.lgs 196/2003, the Eligible Individual has the right, including but not limited to, access, delete, update, request the rectification of the Eligible Individual’s Data and cease, for legitimate reasons, Data processing. Furthermore, the Eligible Individual is aware that the Eligible Individual’s Data will not be used for direct marketing purposes. In addition, Data provided can be reviewed and questions or complaints can be addressed by contacting the Eligible Individuals local human representative.

Grant Terms Acknowledgment. By accepting the Option, the Eligible Individual acknowledges that the Eligible Individual has received a copy of the Plan and the Award Agreement, including this Appendix, in their entirety and fully understands and accepts all the provisions of the Plan and the Award Agreement. The Eligible Individual further acknowledges having read and specifically approves the following sections of the Award Agreement: Vesting, Issuance of Stock, Termination of Employment, Tax Withholding, Nature of Grant, Governing Law and Venue and Imposition of Other Requirements, and the Data Privacy section in this Appendix.

Notifications

Foreign Asset/Account Reporting Information. If the Eligible Individual holds investments abroad or foreign financial assets (e.g., cash, Shares, RSUs) that may generate income taxable in Italy, the Eligible Individual is required to report them on his or her annual tax returns (UNICO Form, RW Schedule) or on a special form if no tax return is due, irrespective of their value. The same reporting duties apply to the Eligible Individual if the Eligible Individual is a beneficial owner of the investments, even if the Eligible Individual does not directly hold investments abroad or foreign assets.

Foreign Asset Tax.  The value of the financial assets held outside of Italy by individuals resident of Italy is subject to a foreign asset tax. The taxable amount will be the fair market value of the financial assets (e.g., Shares) assessed at the end of the calendar year.

Japan

Notifications

Foreign Asset/Account Reporting Information. The Eligible Individual will be required to report details of any assets held outside of Japan as of December 31 (including Shares acquired under the Plan), to the extent such assets have a total net fair market value exceeding ¥50 million. Such report will be due by March 15 each year. The Eligible Individual should consult with his or her personal tax advisor as to whether the reporting obligation applies to the Eligible Individual and whether the Eligible Individual will be required to report details of his or her outstanding Options, as well as Shares, in the report.

Portugal

Terms and Conditions

Language Consent.  The Eligible Individual hereby express declares that he or she has full knowledge of the English language and has read, understood and fully accepted and agreed with the terms and conditions established in the Plan and the Agreement.

Consentimento linguístico.  Pela presente, O indivíduo elegível por este meio expressa declara que ele ou ela tem pleno conhecimento da língua inglesa e tem lido, compreendido e plenamente aceito e acordado com os termos e condições estabelecidos no plano e no acordo.

Notifications

Exchange Control Notification.  If the Eligible Individual holds Shares issued upon exercise of Options , the acquisition of Shares could be reported to the Banco de Portugal for statistical purposes.  If the Shares are deposited with a commercial bank or financial intermediary in Portugal, such bank or financial intermediary could submit the report on Participant’s behalf.  If the Shares are not deposited with a commercial bank or financial intermediary in Portugal, the Eligible Individual is responsible for submitting the report to the Banco de Portugal.

Singapore

Securities Law Notice. The grant of this Award is made in reliance on section 273(1)(f) of the Securities and Futures Act (Cap. 289) (“SFA”) for which it is exempt from the prospectus and registration requirements under the SFA.

Director Notification Obligation. If Eligible Individual is a director, associate director or shadow director (i.e., a non-director who has sufficient control so that the directors act in accordance with the directions and instructions of this individual) of the Company’s local entity in Singapore, he or she is subject to notification requirements under the Singapore Companies Act. Some of these notification requirements will be triggered by Eligible Individual’s participation in the Plan. Specifically, Eligible Individual is required to notify the local Singapore company when he or she acquires or disposes an interest in the Company, including when Eligible Individual receives Shares upon vesting of this Award and when Eligible Individual sells these Shares. The notification must be in writing and must be made within two days of acquiring or disposing of any interest in the Company (or within two days of initially becoming a director, associate director or shadow director of the Company’s local entity in Singapore). If Eligible Individual is unclear as to whether he or she is a director, associate director or shadow director of the Company’s local entity in Singapore or the form of the notification, he or she should consult with his or her personal legal advisor.

Spain

Terms and Conditions

Nature of Grant. This provision supplements the “Nature of Grant” section of the Award Agreement:

In accepting the Options, the Eligible Individual consents to participation in the Plan and acknowledges that he or she has received a copy of the Plan.

Further, the Eligible Individual understands that the Company has unilaterally, gratuitously and in its sole discretion decided to grant Options  under the Plan to individuals who may be employees of the Company or its Affiliates throughout the world. The decision is a limited decision that is entered into upon the express assumption and condition that any Award will not economically or otherwise bind the Company or any of its Affiliates on an ongoing basis. Consequently, the Eligible Individual understands that the Award is granted on the assumption and condition that the Options or the Shares acquired upon exercise shall not become a part of any employment contract (either with the Company or any of its Affiliates) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever. In addition, the Eligible Individual understands that this Award would not be made to the Eligible Individual but for the assumptions and conditions referred to above; thus, the Eligible Individual acknowledges and freely accepts that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then any Award shall be null and void.

The Eligible Individual also understands and agrees that, as a condition of the grant and vesting of the Option, the termination of the Eligible Individual’s employment for any reason (including the reasons listed below), the Option will cease vesting immediately, effective on the date of the Eligible Individual’s termination of employment. This will be the case, for example, even in the event of a termination of the Eligible Individual’s employment by reason of, but not limited to, resignation, retirement, disciplinary dismissal adjudged to be with Cause (as defined in the Agreement), disciplinary dismissal adjudged or recognized to be without Cause, individual or collective dismissal on objective grounds, whether adjudged or recognized to be with or without Cause, material modification of the terms of employment under Article 41 of the Workers’ Statute, relocation under Article 40 of the Workers’ Statute, Article 50 of the Workers’ Statute, unilateral withdrawal by the Employer and under Article 10.3 of the Royal Decree 1382/1985.   “Cause” shall be as defined in the Agreement, regardless of whether the termination is considered a fair termination (i.e. despido procedente”) under Spanish legislation.

The Eligible Individual acknowledges that he or she has read and specifically accepts the conditions referred to in the “Termination of Employment” and “Nature of Grant” sections of the Award Agreement.

Notifications

Securities Law Information. The grant of this Award and the Shares issued pursuant to the vesting and exercise of the Award are considered a private placement outside of the scope of Spanish laws on public offerings and issuances of securities.

Exchange Control Information. To participate in the Plan, the Eligible Individual must comply with exchange control regulations in Spain. The acquisition of Shares upon vesting and exercise of the Option and the sale of Shares must be declared on Form D-6, for statistical purposes, to the Dirección General de Comercio e Inversiones (the “DGCI”) of the Ministry of Industry, Tourism and Commerce. Generally, the D-6 form must be filed each January while the shares are owned or to report the sale of Shares.

Whenever receiving foreign currency payments derived from the ownership of Stock (i.e., cash dividends or sale proceeds) exceeding €50,000, the Eligible Individual must inform the financial institution receiving the payment of the basis upon which such payment is made. The Eligible Individual will need to provide the institution with the following information: (i) the Eligible Individual’s name, address, and fiscal identification number; (ii) the name and corporate domicile of the Company; (iii) the amount of the payment; (iv) the currency used; (v) the country of origin; (vi) the reasons for the payment; and (vii) any further information that may be required.

Foreign Asset/Account Reporting Information. To the extent that the Eligible Individual holds rights or assets (e.g., Shares or cash held in a bank or brokerage account) outside of Spain with a value in excess of €50,000 per type of right or asset (e.g., Shares, cash, etc.) as of December 31 each year, the Eligible Individual will be required to report information on such rights and assets on his or her tax return for such year. After such rights and assets are initially reported, the reporting obligation will only apply for subsequent years if the value of any previously-reported rights or assets increases by more than €20,000. The reporting must be completed by March 31 following the end of the relevant year. It is the Eligible Individual’s responsibility to comply with these reporting obligations, and the Eligible Individual should consult with his or her personal tax and legal advisors in this regard.

In addition, the Eligible Individual is required to electronically declare to the Bank of Spain any securities accounts (including brokerage accounts held abroad), as well as the securities (including Shares acquired under the Plan) held in such accounts if the value of the transactions for all such accounts during the prior tax year or the balances in such accounts as of December 31 of the prior tax year exceeds €1,000,000.

Switzerland

Notifications

Securities Law Information. The Award is considered a private offering in Switzerland and is therefore not subject to registration.  Neither this document nor any other materials relating to the Award (a)  constitutes a prospectus as such term is understood pursuant to article 652a of the Swiss Code of Obligations, (b) may be publicly distributed or otherwise made publicly available in Switzerland, or (c) has been or will be filed with, approved or supervised by any Swiss regulatory authority (in particular, the Swiss Financial Market Supervisory Authority (FINMA)).

United Kingdom

Settlement of Stock Awards. Notwithstanding any discretion or anything to the contrary in the Plan, the grant of the Award does not provide any right for Eligible Individual to receive a cash payment and the Awards will be settled in Shares only.

Tax and National Insurance Contributions Acknowledgment. The following provision supplements Section 8 of the Agreement:

Eligible Individual agrees that if Eligible Individual does not pay or the Employer or the Company does not withhold from Eligible Individual the full amount of Tax-Related Items that Eligible Individual owes in connection with the vesting of the Award and/or the acquisition of Shares pursuant to the vesting of the Award, or the release or assignment of the Award for consideration, or the receipt of any other benefit in connection with the Award (the “Taxable Event”) within ninety (90) days after the Taxable Event, or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003, then the amount that should have been withheld shall constitute a loan owed by Eligible Individual to the Employer, effective ninety (90) days after the Taxable Event. Eligible Individual agrees that the loan will bear interest at the official rate of HM Revenue and Customs (“HMRC”) and will be immediately due and repayable by Eligible Individual, and the Company and/or the Employer may recover it at any time thereafter by withholding the funds from salary, bonus or any other funds due to Eligible Individual by the Employer, by withholding in Shares issued upon vesting of the Award or from the cash proceeds from the sale of such Shares or by demanding cash or a cheque from Eligible Individual. Eligible Individual also authorizes the Company to withhold the transfer of any Shares unless and until the loan is repaid in full.

Notwithstanding the foregoing, if Eligible Individual is an officer or executive director (as within the meaning of Section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended), the terms of the immediately foregoing provision will not apply. In the event that Eligible Individual is an officer or executive director and Tax-Related Items are not collected from or paid by Eligible Individual within ninety (90) days of the Taxable Event, the amount of any uncollected Tax-Related Items may constitute a benefit to Eligible Individual on which additional income tax and National Insurance contributions may be payable. Eligible Individual will be responsible for reporting any income tax and National Insurance contributions due on this additional benefit directly to HMRC under the self-assessment regime.